Exhibit 4.2
FINAL
VOLCANO CORPORATION
FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
          THIS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of February 18, 2005 by Volcano Corporation, a Delaware corporation (the “Company”), the existing stockholders of the Company listed on the signature pages hereto (the “Existing Holders”), and the investors listed on the signature pages hereto (each individually an “Investor” and collectively, the “Investors”) and amends and restates in its entirety the Third Amended and Restated Investor Rights Agreement, dated as of December 9, 2003, among the Company, the Existing Holders and the Investors signatory thereto (the “Original Agreement”).
     WHEREAS, as a condition to the purchase of Series C Preferred Stock pursuant to a Series C Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain parties named therein (the “Stock Purchase Agreement”), the Investors have required that the Company and the Existing Holders enter into this Agreement, and the Company and the Existing Holders desire to do so; and
          WHEREAS, Section 6.7 of the Original Agreement provides that the Original Agreement may be amended by the written agreement of the holders of at least 66-2/3% of the outstanding Registrable Securities (as defined therein); and the holders of at least 66-2/3% of the outstanding Registrable Securities (as defined therein) have executed and delivered this Agreement.
          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties agree as follows:
ARTICLE 1
REGISTRATION RIGHTS;
RESTRICTIONS ON TRANSFERABILITY
     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
          “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          “Conversion Shares” shall mean the Common Stock issued or issuable upon conversion of the Shares.
          “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.
          “FFC Shares” shall mean any shares of Common Stock issued or issuable to FFC upon exercise of the Warrants, whether held by FFC or by any direct or indirect successors and assigns thereof.

          “Holder” shall mean any person entering into this Agreement with the Company (including by joinder) or holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 1.14 hereof.
          “Initial Public Offering” shall mean the Company’s first firmly underwritten public offering on Registration Statement Form S-l or Form SB-2 (or successor form(s)) with aggregate gross proceeds to the Company of no less than fifty million dollars ($50,000,000) and a per share price of no less than eight dollars ($8.00) (as adjusted for combinations, stock dividends or splits).
          “Initiating Holders” shall mean the Holders of not less than thirty percent (30%) of the Registrable Securities.
          “Major Holder” shall mean the Holders of not less than 250,000 shares of the outstanding Registrable Securities (as adjusted for combinations, stock dividends or splits) and FFC.
          The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
          “Registrable Securities” means (a) the Conversion Shares, (b) all Common Stock which (i) constitutes New Securities (as defined in Section 2.2 below) or (ii) is issued or issuable upon conversion of New Securities, purchased by a Holder pursuant to the preemptive right set forth in Section 2 below (the “Investor New Securities”), (c) the FFC Shares and (d) any Common Stock of the Company issued or issuable in respect of the Shares, Conversion Shares, the Investor New Securities or the FFC Shares or other securities issued or issuable with respect to the Shares, Conversion Shares, the Investor New Securities or the FFC Shares upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issued or issuable with respect to the Shares, Conversion Shares, the Investor New Securities or the FFC Shares; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (x) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (y) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale. Additionally, solely for purposes of Sections 1.5, 1.6 and 1.7 hereof, the term Registrable Securities shall be deemed to also mean shares of Common Stock of the Company issued or issuable to Silicon Valley Bank (“SVB”) and its assignees upon exercise of that certain Warrant to Purchase Stock, dated August 27, 2001, by and between the Company and SVB, that certain Warrant to Purchase Stock, dated July 18, 2003, by and between the Company and SVB and/or that certain Warrant to Purchase Stock, dated July 18, 2004, by and between the Company and SVB and, solely for purposes of Section 1.6 hereof, SVB shall be deemed a Major Holder; provided, however, that SVB shall have no right to initiate a request for registration pursuant to Section 1.5(a) or 1.7(a).
          “Registration Expenses” shall mean all reasonable expenses incurred by the Company in complying with Sections 1.5, 1.6 and 1.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and all reasonable fees and disbursements of one special counsel for all of the Holders who elect to include their Registrable Securities in any such registration.
          “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 1.3 hereof.
          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar or successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.
          “Shares” shall mean shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
          “Warrants” shall mean those certain warrants, dated as of December 9, 2003, to purchase shares of Common Stock that are held by FFC Partners II, L.P. and FFC Executive Partners II, L.P. (collectively, “FFC”) and were issued by the Company pursuant to that certain Note and Warrant Purchase Agreement, dated as of December 9, 2003, by and among the Company, certain investors and FFC.
     1.2 Restrictions. The Shares, the FFC Shares, the Conversion Shares and any Investor New Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Investors will cause any proposed purchaser, assignee, transferee or pledgee of the Shares, the FFC Shares, the Conversion Shares and any Investor New Securities to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
     1.3 Restrictive Legend. Each certificate representing (a) the Shares, (b) the FFC Shares, (c) the Conversion Shares, (d) the Investor New Securities and the Common Stock issued or issuable upon conversion of such shares and (d) any other securities issued in respect of the securities referenced in clauses (a), (b), (c) and (d) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):
     “THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AGREEMENTS BETWEEN THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

          Each Holder consents to the Company making a notation on its records and giving stop transfer instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.
     1.4 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 1. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (b) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (c) any other evidence reasonably satisfactory to counsel to the Company, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The Company will not require such a legal opinion or “no action” letter in any transaction (v) in compliance with Rule 144, (w) in which an Investor which is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or affiliates for no consideration, (x) in which an Investor which is a partnership distributes Restricted Securities solely to partners thereof for no consideration, (y) in which an Investor which is a limited liability company distributes Restricted Securities to its members or former members in accordance with their interest in the limited liability company, or (z) in which a corporation, partnership, limited partnership or limited liability company transfers Restricted Securities to its affiliated entities; provided that each transferee agrees in writing to be subject to the terms of this Section 1. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends set forth in this Section 1, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.
     1.5 Requested Registration.
               (a) In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to the Registrable Securities, the Company will:
                    (i)  promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and
                    (ii) as soon as practicable and in any event within sixty (60) days after receipt of such written request, use its commercially reasonable best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of the written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.5:
                    (1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
                    (2) Prior to the earlier of January 1, 2008 or six (6) months after the effective date of the Company’s Initial Public Offering;
                    (3) In the event that (i) the Registrable Securities to be included in such registration shall be sold to the public at a per share price equal to or less than $8.00 and (ii) the valuation of the Company immediately prior to the effectiveness of such registration does not exceed $150,000,000;
                    (4) In the event that the Registrable Securities to be included in such registration do not represent at least either (A) twenty-five percent (25%) of the Registrable Securities then outstanding, or (B) aggregate offering proceeds of at least $25,000,000;
                    (5) After the Company has effected two (2) such registrations pursuant to this subparagraph 1.5(a) that includes Registrable Securities held by the Investors, such registrations have been declared or ordered effective and the securities offered pursuant to each such registration have been sold; provided that all Registrable Securities requested for inclusion were in fact included in such registration; or
                    (6) Within one year from the date of the first registration requested under this Section 1.5(a) provided such registration has been declared or ordered effective and the securities offered pursuant to such registration have been sold; or
                    (7) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration initiated by the Company; provided that the Company is actively and in good faith using all commercially reasonable best efforts to cause such registration statement to become effective and provided further that the rights of the Initiating Holders to include Registrable Securities for registration in the Company’s registration shall be governed by Section 1.6 hereof.

          Subject to the foregoing clauses (1) through (7), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing (except as provided in clause (7) above) for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders, and provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.
               (b) Underwriting. In the event that a registration pursuant to Section 1.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.5(a)(i). The right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 1.5 and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent requested and provided herein.
          The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all participating Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such participating Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.
          If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days (one hundred eighty (180) days in the case of the Company’s Initial Public Offering) after the date of the final prospectus used in such public offering.

     1.6 Company Registration.
               (a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a Major Holder other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a merger, acquisition or exchange, or (iii) a registration relating solely to convertible debt transaction, the Company will:
                    (i) promptly give to each Major Holder written notice thereof; and
                    (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within twenty (20) days after receipt of such written notice from the Company by any Major Holder, but only to the extent that such inclusion will not diminish the number of securities included by the Company or by Major Holders of the Company’s securities who have demanded such registration and further subject to the underwriter’s right to limit the number of securities included in the registration as set forth in Section 1.6(b) below.
               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Major Holders as apart of the written notice given pursuant to Section 1.6(a)(i). In such event, the right of any Major Holder to registration pursuant to Section 1.6 shall be conditioned upon such Major Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Major Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company (or by the Holders who have demanded such registration, as the case may be). Notwithstanding any other provision of this Section 1.6, if the managing underwriter determines in its sole discretion that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, on a pro rata basis based on the total number of securities (including, without limitation, Registrable Securities owned by each participating Major Holder) entitled to be included in such registration; but in no event shall the amount of securities of the participating Major Holders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case the participating Major Holders may be entirely excluded if the managing underwriter makes the determination described above and no other stockholder’s securities are included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Major Holder or other holder to the nearest 100 shares. If any Major Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days (one hundred eighty

(180) days in the case of the Company’s Initial Public Offering) after the date of the final prospectus included in the registration statement relating thereto.
               (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 prior to the effectiveness of such registration, whether or not any Major Holder has elected to include securities in such registration.
     1.7 Registration on Form S-3
               (a) If any Holder or Holders of Registrable Securities requests that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $5,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its commercially reasonable best efforts to cause such Registrable Securities to be registered for the offering on such form. The Company will (i) promptly give written notice of the proposed registration to all other Holders, and (ii) as soon as practicable, but in no event later than sixty (60) days following the request, use its commercially reasonable best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of written notice from the Company. The substantive provisions of Section 1.5(b) shall be applicable to each registration initiated under this Section 1.7 that is an under written offering.
               (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.7: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) in a given twelve month period, after the Company has effected two (2) such registrations pursuant to subparagraph 1.7(a); or (iii) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company or its stockholders for registration statements to be filed in the near future, then the Company’s obligation to use its commercially reasonable best efforts to file a registration statement shall be deferred for a period not to exceed one hundred eighty (180) days from the receipt of the request to file such registration by such Holder or Holders and provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.
     1.8 Limitations on Subsequent “Piggyback” Registration Rights. From and after the date hereof, the Company shall not, without the consent of 66.67% in interest of the Holders,

enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such new registration rights, including market stand-off obligations, are subordinate to the registration rights granted Holders in Sections 1.5, 1.6 and 1.7 hereof.
     1.9 Expenses of Registration. All Registration Expenses (exclusive of underwriting discounts and commissions) incurred in connection with registrations pursuant to Sections 1.5, 1.6 and 1.7 shall be borne by the Company, provided that the Company shall not be required to pay the Registration Expenses of any registration proceeding begun pursuant to Section 1.5, the request of which has been subsequently withdrawn by the Initiating Holders unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration under Section 1.5(a). In the case where such Holders do not agree to forfeit their right to one such registration, (i) the Holders of Registrable Securities to have been registered shall bear all such Registration Expenses pro rata on the basis of the number of shares to have been registered and (ii) the Company shall be deemed not to have effected a registration pursuant to subparagraph 1.5(a) of this Agreement. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to give up any right to a registration under Section 1.5(a) or to pay any of such Registration Expenses, all of which shall be borne by the Company. In such case, the Company shall be deemed not to have effected a registration pursuant to subparagraph 1.5(a) of this Agreement. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.
     1.10 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. The Company will:
               (a) Prepare (in consultation with one legal counsel for the participating Holders) and file with the Commission a registration statement with respect to the Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective for at least one-hundred twenty (120) days or until the distribution described in the registration statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period that the Holder refrains from selling any securities included in such registration at the request of the Company or an underwriter of the Common Stock (or any other securities) of the Company and (ii) in the case of any registration on Form S-3 which is intended to be offered on a continuous or delayed basis, such 120 day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which includes (A) any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (a) and (b)

above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;
               (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement and amendments and supplements thereto, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;
               (c) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;
               (d) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;
               (e) Provide transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than effective date of such registration; and
               (f) Prepare (in consultation with one legal counsel for the participating Holders) and file amendments of or supplements to the registration statement or prospectus necessary to comply with 1933 Securities Act with respect to disposition of the Registrable Securities covered by such registration statement.
     1.11 Indemnification.
               (a) The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any state securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such

Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter or their representative and stated to be specifically for use therein.
               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided however that in no event shall any indemnity under this Section 1.11(b) exceed the net proceeds from the offering received by such Holder.
               (c) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to a party entitled to indemnification under this Section 1.11 (the “Indemnified Party”) with respect to any loss, liability, claim, damage or expense referred to herein, then the party required to provide indemnification (the “Indemnifying Party”), in lieu of indemnifying such Indemnified Party hereunder, instead shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations provided however that in no event shall any contribution under this Section 1.1l(c) by a Holder who is an Indemnifying Party exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the

parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 1l(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.
               (d) Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain its own separate counsel with the reasonable fees and expenses to be paid by the Indemnifying Party if the Indemnified Party reasonably determines that representation of such Indemnified Party would be appropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.
     1.12 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.
     1.13 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its commercially reasonable best efforts to:
               (a) Make and keep adequate current public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Exchange Act;
               (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

               (c) So long as an Investor owns any Restricted Securities, to furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.
     1.14 Transfer of Registration Rights. The rights to cause the Company to register securities granted Investors under Sections 1.5, 1.6 and 1.7 may only be assigned to (i) a transferee or assignee who acquires all of a Holder’s Registrable Securities, (ii) another Holder possessing registration rights under this Section 1, (iii) a transferee or assignee acquiring ten percent (10%) or more of the outstanding stock of the Company (including any shares of Common Stock issuable upon conversion of the Preferred Stock of the Company or upon exercise of the Warrants) or (iv) a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder; provided that written notice of such assignment is given to the Company and such assignee agrees to be bound by the provisions of this Section 1.
     1.15 Market Stand-off Agreement. Each Holder agrees in connection with the initial public offering of the Company’s securities (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) that, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, (a) not to sell, make any short sale of, loan, grant any option for the purchase of, pledge, hypothecate, limit such Holder’s market risk regarding or otherwise directly or indirectly dispose of any Registrable Securities (other than those included in the registration) or other capital stock of the Company or securities exchangeable or convertible into capital stock of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) as may be requested by the Company or such managing underwriters, and (b) to enter into a lock-up agreement in customary form with such underwriters providing for restrictions approved by the Company’s board of directors; in each case provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are similarly bound and have also entered into similar agreements. The certificates for the (a) Shares, (b) Conversion Shares, (c) any Investor New Securities, (d) FFC Shares and (e) any other securities issued in respect of the securities referenced in clauses (a), (b), (c) and (d) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event shall contain, for so long as such market stand-off provision remains in place, a legend in substantially the following form:
          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER INCLUDING A MARKET STAND-OFF AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL STOCKHOLDER THAT PROHIBITS SALE OR TRANSFER OF SUCH SHARES FOR A PERIOD OF UP TO 180

DAYS FOLLOWING THE EFFECTIVE DATE OF THE REGISTRATION OF THE ISSUER’S COMMON STOCK. THIS AGREEMENT IS BINDING UPON TRANSFEREES. A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF THE ISSUER.
     1.16 Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Sections 1.5, 1.6 and 1.7 shall terminate with respect to such Holder on the date when (i) such Holder can sell all of its Registrable Securities pursuant to Rule 144(k) or similar or successor Rule; (ii) such Holder can sell all of its Registrable Securities pursuant to Rule 144 in any single 90-day period; or (iii) six (6) years after the Company’s Initial Public Offering.
ARTICLE 2
PREEMPTIVE RIGHT
     2.1 Preemptive Right. Subject to the terms and conditions contained in this Section 2, the Company hereby grants to each Holder of Preferred Stock and each holder of FFC Shares (each a “Preemptive Right Holder”) a preemptive right (the “Preemptive Right”) to purchase its Pro Rata Portion (as defined below) of any New Securities (as defined in Section 2.2) which the Company may, from time to time, propose to sell and issue. A Preemptive Right Holder’s “Pro Rata Portion” for purposes of this Section 2 is the ratio that (x) the sum of the number of shares of the Company’s Common Stock then held by such Preemptive Right Holder and with respect to each Holder of Shares or Warrants, the number of shares of the Company’s Common Stock issuable upon conversion of the Shares or upon exercise of the Warrants then held by such Preemptive Right Holder bears to (y) the sum of the total number of shares of the Company’s Common Stock then outstanding and the number of shares of the Company’s Common Stock issuable upon conversion of the then outstanding Preferred Stock of the Company and upon exercise of the Warrants.
     2.2 Definition of New Securities. Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether authorized or not, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, “New Securities” does not include:
               (a) the Conversion Shares;
               (b) securities offered to the public generally pursuant to a registration statement under the Securities Act;
               (c) securities issued to an entity in connection with a research and development partnership, licensing or other collaborative arrangement approved by at least 66.67% of the Company’s Board of Directors;
               (d) securities issued pursuant to the bona fide acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its stockholders own not less than a majority of the voting power of the surviving or successor corporation or the entity that controls such surviving or successor corporation;
               (e) securities issued to acquire technology or other intellectual property of another business entity or a person approved by at least 66.67% of the Company’s Board of Directors;
               (f) shares of the Company’s Common Stock or related options convertible into or exercisable for such Common Stock issued to employees, officers and directors of, advisors, consultants, customers, or vendors to the Company, pursuant to any arrangement approved by at least 66.67% of the Company’s Board of Directors;
               (g) shares of the Company’s Common Stock or related options convertible into or exercisable for such Common Stock issued to any bank, equipment or real property lessor or other similar institution or business counterpart if and to the extent that the transaction in which such sale or grant is to be made is approved by at least 66.67% of the Company’s Board of Directors, provided that such issuance shall not be primarily for capital-raising purposes;
               (h) stock issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that the Company shall have complied with the Preemptive Right established by this Section 2 with respect to the bona fide initial sale or grant by the Company of such rights or agreements;
               (i) stock issued in connection with any stock split, stock dividend or recapitalization by the Company; and
               (j) stock issued in any transaction similar to (a) through (i) above that is approved by at least 66.67% of the Company’s Board of Directors, provided that such issuance shall not be primarily for capital raising purposes.
     2.3 Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preemptive Right Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. The Preemptive Right Holders shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase shares of such New Securities (up to the amount referred to in Section 2.1), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If the Preemptive Right Holder elects to purchase such Holder’s full pro rata share (an “Electing Holder”), then such Electing Holder shall have a right of over-allotment such that if any other Preemptive Right Holder fails to purchase such Preemptive Right Holder’s full pro rata share of the New Securities, the Electing Holder may purchase, on a pro rata basis with any other Electing Holder, that portion of the New Securities (the “Remaining Securities”) which such other Preemptive Right Holder elected not to purchase. Each such Electing Holder shall specify in its notification to the Company whether it also elects to purchase its pro rata portion of the Remaining Securities, if any.

     2.4 Exercise of Right. If any Holder exercises its Preemptive Right hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place as soon as practicable after the Preemptive Right Holder gives notice of such exercise.
     2.5 Lapse and Reinstatement of Right. In the event a Preemptive Right Holder fails to exercise the right of first offer provided in this Section 2 within said fifteen (15) day period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by such Preemptive Right Holder at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Preemptive Right Holder in the manner provided above.
     2.6 Transfer of Preemptive Right. The Preemptive Right granted under Section 2 of this Agreement may be assigned to a transferee or assignee reasonably acceptable to the Company in connection with any transfer of shares of the Company capital stock held by a Preemptive Right Holder; provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws; (b) written notice of such assignment is given to the Company; and (c) the transferee executes a written agreement to be bound by the terms of this Agreement.
     2.7 Termination of Preemptive Right. The Preemptive Right granted under this Section 2 of this Agreement shall terminate on and be of no further force or effect upon the effective date of the Company’s Initial Public Offering.
ARTICLE 3
[INTENTIONALLY OMITTED]
ARTICLE 4
DRAG-ALONG RIGHT
     4.1 Drag-Along Right. Subject to the terms and conditions specified in this Section 4.1, in the event that Holders representing 90% of the aggregate of the then-outstanding Shares and the then outstanding FFC Shares (the “Approving Holders”) approve a sale of the Company or all or substantially all of the Company’s assets whether by means of a merger, or consolidation, or sale of stock or assets or the disposal or transfer of more than 50% of the voting power of the Company to a non-affiliated third party, or otherwise (each, an “Approved Sale”), all of the non-Approving Holders shall consent to, vote for and raise no objections to the Approved Sale, and (i) if the Approved Sale is structured as a merger or consolidation of the

Company, or a sale of all or substantially all of the Company’s assets, the non-Approving Holders shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (ii) if the Approved Sale is structured as a sale of the stock of the Company, the non-Approving Holders shall agree to sell all of their stock on the terms and conditions approved by the Approving Holders, provided such terms do not provide that the non-Approving Holders would receive less than the amount that would be distributed to such non-Approving Holders in the event the proceeds of the sale of the Company were distributed in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation of the Company, as the same may be amended from time to time. The non-Approving Holders shall take all necessary and desirable actions approved by the Approving Holders, in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments as the Approving Holders reasonably request, it being understood that in connection with a transfer of its shares of stock as herein provided the non-Approving Holders shall only be required to make those representations and warranties relating to the non-Approving Holder’s title to the shares of stock being sold and their authority to sell such shares of stock. In addition, (i) the non-Approving Holders shall not be required to agree to provide indemnification in favor of any other party and (ii) non-Approving Holders shall not bear any disproportionate cost, obligation or liability with respect to a transfer as contemplated by this Section 4.1.
     4.2 Termination of Drag-Along Right. The Drag-Along Right granted under this Section 4 of this Agreement shall terminate on and be of no further force or effect upon the effective date of the Company’s Initial Public Offering.
ARTICLE 5
AFFIRMATIVE COVENANTS OF THE COMPANY
          The Company hereby covenants and agrees as follows:
     5.1 Financial Information.
               (a) The Company will furnish to each Investor or transferee of the Investor under Section 1.14 the following report:
                    (i) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company.
               (b) So long as an Investor is a holder of not less than an aggregate of (i) Warrants representing the right to acquire at least 250,000 shares of Common Stock (as adjusted for any stock splits, consolidations and the like) and/or 250,000: (ii) Shares;

(iii) Conversion Shares; and/or (iv) shares of Common Stock issued upon the exercise of the Warrants (as adjusted for any stock splits, consolidations and the like), which aggregate shall be determined based on any combination of (i), (ii), (iii) and/or (iv) (a “250,000 Share Investor”), the Company will furnish to such 250,000 Share Investor the following reports:
                    (i) Within sixty (60) days prior to the beginning of each fiscal year, an annual operating plan for the Company, forecasting the Company’s revenues, expenses and cash position on a month-to-month basis for the upcoming fiscal year; and
                    (ii) As soon as practicable after the end of each month, and in any event within thirty (30) days thereafter (other than the last calendar month of each fiscal year), unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of the month, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such month, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the same month one year earlier; provided that footnotes and schedule disclosure appearing in audited financial statements shall not be required, all in reasonable detail and signed by the principal financial or accounting officer of the Company.
     5.2 Confidentiality. Each 250,000 Share Investor agrees and will cause any representative of the 250,000 Share Investor to hold in confidence and trust and not use or disclose any information provided to or learned by it in connection with its rights under this Section 4, except that such 250,000 Share Investor may disclose such information to any partner, member, subsidiary or parent of such 250,000 Share Investor for the purpose of evaluating its investment in the Company as long as (a) such partner, member, subsidiary or parent is advised of the confidentiality provisions of this Section 5.2 and (b) such 250,000 Share Investor uses its commercially reasonable best efforts to ensure that such partner, member, subsidiary or parent holds such information in confidence and trust and will not use or disclose any information provided to or learned by it except as required by law.
     5.3 Proprietary Information and Inventions Agreements. The Company agrees to require each employee of the Company to execute a proprietary information and inventions agreement and each consultant and advisor of the Company to execute an agreement that provides for assignment of inventions and confidential treatment of the Company’s proprietary information as a condition of employment or continued employment or engagement, as the case may be, unless otherwise approved by the board of directors of the Company.
     5.4 Vesting. Unless otherwise approved by the board of directors of the Company, the Company agrees that all Common Stock issued to employees, consultants, advisors, directors and officers in the future (i) shall be subject to a repurchase option which provides that upon termination of the employment of such individual, with or without cause, the Company has the option to repurchase at cost any unvested shares held by the individual, which repurchase option shall lapse 25% per year over a four year period and (ii) shall be issued subject to the condition that the holder thereof make timely elections under Section 83(b) of the Internal Revenue Code. Notwithstanding the above, this Section 5.4 shall not apply to Founders (as defined in the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated the date hereof, by and among the Company, certain existing shareholders of the Company, the Investors, and the

Founders). Unless otherwise approved by the Board of Directors of the Company, the Company also agrees that all stock options issued to employees, consultants, advisors, directors and officers in the future shall vest no more quickly than 25% per year over a four year period and shall provide that any unvested options shall be forfeited upon termination of the holder, with or without cause. Any and all options or shares of Common Stock issued to any non-employee director of the Company shall be issued under a plan that is applicable to all non-employee directors.
     5.5 Restriction on Sales by Employees. The Company and the Founders agree that, until the time of an Initial Public Offering, first, the Company, and second, the Investors will have a right of first refusal on all transfers of Common Stock by employees of the Company, subject to transfers to family members or trusts for the benefit of family members and other limited exceptions as determined by the board of directors of the Company. The Company agrees to include appropriate language to this effect in all future employment agreements, stock option and/or restricted stock grants, or other similar agreements with employees.
     5.6 Board of Directors. All non-employee directors will be reimbursed for their reasonable out-of-pocket and travel expenses of the directors incurred (i) in attending meetings of the Board of Directors of the Company (or meetings of committees thereof), (ii) in attending other functions on behalf of the Company, or (iii) in connection with the performance of their duties as directors. All non-employee directors shall be compensated uniformly.
     5.7 Senior Securities. The Company will not permit the authorization or issuance of any class or series of stock (or any debt that is directly or indirectly convertible into any series of stock) that has a liquidation preference that is senior to the liquidation preference of the Series C Preferred Stock (a “Senior Security”), unless upon the closing of the sale or issuance of the Senior Security, the liquidation preference of the Series C Preferred Stock is senior to the liquidation of the Series B Preferred Stock.
     5.8 Insurance. The Company shall use its best efforts to obtain, within sixty (60) days following the date hereof, a “Key Man” life insurance policy naming the Company as beneficiary on the life of Scott Huennekens in the amount of Two Million Dollars ($2,000,000).
     5.9 Termination of Covenants. The covenants set forth in this Section 5 shall terminate on, and be of no further force or effect upon the effective date of the Company’s Initial Public Offering.
ARTICLE 6
MISCELLANEOUS
     6.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, executors and administrators and permitted transferees of the parties hereto.
     6.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns,

any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     6.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into and performed in the State of Delaware solely by residents thereof without reference to principles of conflicts of laws or choice of laws.
     6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     6.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.
     6.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.
     6.7 Amendment and Waiver. Any provision of this Agreement may be amended with the written consent of the Company and the Holders of at least 66.67% of the outstanding shares of the Registrable Securities provided, however that no amendment that adversely affects the rights of the holders of FFC Shares in a manner that is materially different than all of the other Holders at the time of such amendment shall be effective without the consent of a majority of the Holders of FFC Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company but in no event shall any amendment or waiver materially increase the obligations of any Holder, except upon the written consent of such Holder. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders of Registrable Securities, or agree to accept alternatives to such performance, without obtaining the consent of any Holder of Registrable Securities. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.
     6.8 Rights of Holders. Each Holder of Registrable Securities shall have the right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such Holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

     6.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.
     6.10 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     6.11 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which are incorporated herein by this reference.
     6.12 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, agreements, understandings, duties or obligations among the parties with respect to the subject matter hereof.
     6.13 Further Assurances. From and after the date of this Agreement, upon the request of a party, the other parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
     6.14 Investor Ownership Levels. Each of the Company, the Existing Holders, and the Investors hereby agree that in the event that the Outstanding Securities (as defined below) represent greater than 19.99% of the Company’s outstanding capital stock on a fully-diluted basis (the “Threshold Level”) as a result of any adjustment to a Conversion Price (as such term is defined in the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended from time to time) or otherwise, the Company and each Existing Holder and Investor shall take all necessary or desirable actions within its or their control to allow Johnson & Johnson Development Corporation (“JJDC”) to receive, in lieu of any such Outstanding Securities which would cause JJDC’s aggregate holdings to exceed the Threshold Level or in exchange for any such Outstanding Securities which exceed the Threshold Level if and to the extent that such Outstanding Securities are then beneficially owned by JJDC, Non-voting Preferred Shares as described below. As used herein, “Outstanding Securities” shall mean the aggregate number of shares of Common Stock held by JJDC on a fully-diluted basis assuming the exercise, exchange or conversion of (i) any and all options, warrants or other rights requiring the Company to issue to JJDC any shares of Common Stock and (ii) any other securities held by

JJDC exercisable or exchangeable for, or convertible into, shares of Common Stock. In such event, a new series of Non-voting Preferred Stock shall be created, the rights and preferences of which shall be substantially identical to those of the shares held by JJDC, except that such shares shall have no voting rights (the “Non-voting Preferred Shares”). The Non-voting Preferred Shares shall be convertible upon the same terms as the other preferred stock held by JJDC into a new series of Common Stock the rights and preferences of which shall be substantially identical to those of the Common Stock, except that such shares shall have no voting rights (the “Non-voting Common Stock”). Each share of Non-voting Common Stock shall convert into one share of Common Stock upon an initial public offering by the Company of its Common Stock. It is hereby agreed and acknowledged that the rights of JJDC and the obligations of the Company and each Existing Holder and Investor set forth herein shall be exercisable solely at the discretion of JJDC.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investor Rights Agreement as of the date first above written.
COMPANY:
VOLCANO CORPORATION

By:	/s/ Scott Huennekens
Scott Huennekens,
President and Chief Executive Officer
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

INVESTORS:

CADUCEUS PRIVATE INVESTMENTS II, LP
By:		OrbiMed Capital II LLC
Its:		General Partner

	By:	/s/ Eric Bittleman
Name:
Title:

Address:
767 Third Avenue, 30th Floor
New York, NY 10017
Attn: Chief Financial Officer
FAX: (212) 739-6444

CADUCEUS PRIVATE INVESTMENTS (QP) II, LP
By:		OrbiMed Capital II LLC
Its:		General Partner

	By:	/s/ Eric Bittleman
Name:
Title:

Address:
767 Third Avenue, 30th Floor
New York, NY 10017
Attn: Chief Financial Officer
FAX: (212) 739-6444

UBS JUNIPER CROSSOVER FUND, L.L.C.
By:		OrbiMed Advisors LLC
Its:		Member

	By:	/s/ Eric Bittleman
Name:
Title:

Address:
767 Third Avenue, 30th Floor
New York, NY 10017
Attn: Chief Financial Officer
FAX: (212) 739-6444
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

Johnson & Johnson Development Corporation

By:	/s/ John Onopchenko

John Onopchenko,
Vice President

Address:

One Johnson & Johnson Plaza
New Brunswick, NJ 08933
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

Mayo Foundation for Medical Education and Research

By:	/s/ Rick F. Colvin
Name:	Rick F. Colvin
Title:	Assistant Treasurer

Address:

c/o Mayo Medical Ventures
200 First Street SW
Rochester, Minnesota 55905

Medtronic International, Ltd.

By:	/s/ Michael D. Ellwein
Name:	Michael D. Ellwein
Title:	Vice President

Address:

c/o Fredrickson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, Minnesota 55402-3397

NeoMed Innovation III L.P.
Acting by its General Partner
NeoMed Innovation III Ltd.

By:	/s/ Simon Young
Name:	Simon Young
Title:	Director

Address:

PO Box 539, 1 Wesley Street
St. Helier, Jersey, JE4 5UT
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

Domain Partners V, L.P.
By:	One Palmer Square Associates V, L.L.C.
its General Partner

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member

Address:

c/o Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542
Attn: James C. Blair

with a copy to:

c/o Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542
Attn: Kathleen K. Schoemaker

DPV Associates, L.P.
By:	One Palmer Square Associates V, L.L.C.
Its General Partner

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member

Address:

c/o Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542
Attn: James C. Blair

with a copy to:

c/o Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542
Attn: Kathleen K. Schoemaker
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

FFC Partners II, L.P.
By:	FFC GP II, LLC, its general partner

By: Name:	/s/ Carlos Ferrer
Title:	Member

Address:

The Mill
10 Glenville Street
Greenwich, CT 06831
Attention: Thomas Clayton
Facsimile.: (203) 532-8016

FFC Executive Partners II, L.P.
By:	FFC Executive GP II, LLC, its general
partner

By: Name:	/s/ Carlos Ferrer
Title:	Member

Address:

The Mill
10 Glenville Street
Greenwich, CT 06831
Attention: Thomas Clayton
Facsimile.: (203) 532-8016
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

INVESTORS AND EXISTING HOLDERS:

Domain Partners IV, L.P.
By:	One Palmer Square Associates IV, L.L.C.,
Its General Partner

By:	/s/ Kathleen K. Schoemaker

Kathleen K. Schoemaker,
Managing Member

Address:

c/o Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542
Attn: James C. Blair

with a copy to:

c/o Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542
Attn: Kathleen K. Schoemaker

EXISTING HOLDERS:

DP IV Associates, L.P.
By:	One Palmer Square Associates IV, L.L.C.,
Its General Partner

By:	/s/ Kathleen K. Schoemaker

Kathleen K. Schoemaker,
Managing Member

Address:

c/o Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542
Attn: James C. Blair
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

with a copy to:

c/o Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542
Attn: Kathleen K. Schoemaker

/s/ E. William Barnett

E. William Barnett

Address:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002

/s/ E. Philip Cannon

E. Philip Cannon

Address:

Cannon & Company
4550 Post Oak Place, Suite 244
Houston, Texas 77027

/s/ Walter Driver

Walter Driver

Address:

King & Spalding
191 Peachtree Street
Atlanta, Georgia 30303-1763

/s/ Durham F. Jewett

Durham F. Jewett

Address:

Crady, Jewett & McCulley, L.L.P.
1400 Two Houston Center
909 Fannin
Houston, Texas 77010-1006
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

/s/ Preston Moore, Jr.

Preston Moore, Jr.

Address:

One Riverway, Suite 1400
Houston, Texas 77056

/s/ Scott Petty, Jr.

Scott Petty, Jr.

Address:

711 Navarro Street, Suite 235
San Antonio, Texas 78205

/s/ Darrell Willerson, Jr.

Dr. Darrell Willerson, Jr.

Address:

303 East Quincy
San Antonio, Texas 78215

Venture Lending and Leasing III, LLC

By:
/s/ Ronald W. Swenson

Ronald W. Swenson,
Chief Executive Officer

Address:

2010 North First Street, Suite 310
San Jose, CA 95131
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]

SOLELY WITH RESPECT TO SECTIONS 1.5,1.6 and 1.7
HEREOF, AS PROVIDED HEREIN

Silicon Valley Bank

By:	/s/ Ryan Incorvaia

Name: Ryan Incorvaia
Title: Relationship Manager

Address:

38 Technology Drive, Suite 150
Irvine, California 92618
[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENTS]